Exhibit 10.1
VOCUS, INC.
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
Effective with service year beginning February 1, 2011, the compensation payable to the non-employee members of the board of directors of Vocus, Inc. shall be as follows:
Annual Retainer
•	An annual retainer of $50,000. The retainer for service as a director includes meeting fees, service on committees and informal meetings with the CEO and management as necessary.

•	The chairperson of any standing committee and the lease director shall receive an additional retainer of $10,000.

•	The annual retainer payable to directors shall be paid in restricted stock or cash. Each director will communicate his/her preference on the date of grant/compensation determination. Cash payments will be paid at the end of the service year (i.e. January 31). Restricted stock will be granted during the first quarter of each fiscal year unless otherwise determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company and 100% of the shares will vest on the last day of the service year.
Stock Based Compensation
•	Each director shall receive a grant of options to purchase shares of the Company’s common stock with the amount and vesting of such awards determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.

•	Each director shall receive a restricted stock award with the amount and vesting of such awards determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.

•	The chairperson of each standing committee and the lead director shall receive additional grants of restricted stock with the amount and vesting of such awards determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.
Expense Reimbursement
•	The Company will reimburse non-employee directors for reasonable travel, lodging and related expenses incurred in connection with his/her attendance at Board and/or committee meetings. Non-employee director’s attendance and related expenses at educational programs related to board service will also be reimbursed.